UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant  to Section  16(a) of the  Securities  Exchange  Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Cox, Sr., Joel M.
     606 Bald Eagle Drive, Suite 301
     Marco Island, Florida 34145

2.   Date of Event Requiring Statement (Month/Day/Year)
     05/10/97

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     Citizens Community Bancorp. Inc.

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [X]  Director                           [ ]  10% Owner
     [ ]  Officer (give title below)         [ ]  Other (specify below)

6    If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person


------------------------------------------------------------------------------------------------------------------------------------
Table I -- Non-Derivatie Securities Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     2. Amount of Securities       3. Ownership             4. Nature of Indirect Beneficial Ownership
                            Beneficially Owned            Form: Direct (D)
                                 or Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock -                     10,000                       I               Joel M. Cox TTEE Joel M. Cox Rev. Trust dtd 3-31-93
Par Value - $0.01
------------------------------------------------------------------------------------------------------------------------------------
Common Stock -                        610                       I               Joel M. Cox TTEE U/T/D 3-31-93
Par Value - $0.01
------------------------------------------------------------------------------------------------------------------------------------
Common Stock -                      5,500                       I               Hare & Co. FBO Joel Cox IRA
Par Value - $0.01
------------------------------------------------------------------------------------------------------------------------------------
Common Stock -                      3,100                       I               Cox's Ins. Agency
Par Value - $0.01
------------------------------------------------------------------------------------------------------------------------------------
Common Stock -                      1,000                       I               Joan Cox, Mauale Greene, William Greene
Par Value - $0.01
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Table  II  --Derivative   Securities  Beneficially  Owned  (e.g.,  puts,  calls,
warrants, options, convertibel securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Date Exercisable      3. Title and Amount                 4. Conversion or  5. Ownership     6. Nature of
   Derivative            and Expiration Date      of Securities                       Exercise Price    Form of          Indirect
   Security              Date      Expiration     Underlying                          of Derivative     Derivative       Beneficial
                      Exercisable     Date        Derivative Security                 Security          Security:        Ownership
                                                  Title               Amount or                         Direct (D)
                                                                      Number of                         or Indirect (I)
                                                                      Shares
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 2/7/96     6/15/98       Common Stock -      5,000              $9.00           I         Joel Cox, TTEE
                                                  Par Value - $0.01                                                Joel Rev. Tr
                                                                                                                   3-31-93
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 10/16/96   6/15/98       Common Stock -         55              $9.00           I         Joan Cox, TTEE
                                                  Par Value - $0.01                                                U/T/D 3-31-93

------------------------------------------------------------------------------------------------------------------------------------
Warrants                 12/30/96   6/15/98       Common Stock -      2,750              $9.00           I         Hare & Co. FBO
                                                  Par Value - $0.01                                                Joel Cox IRA

------------------------------------------------------------------------------------------------------------------------------------
Warrants                 5/28/96    6/15/98       Common Stock -      1,550              $9.00           I         Cox's Ins. Agency
                                                  Par Value - $0.01




                                   /s/Joel Cox                           4/21/97
                                   -----------------                     -------
                                  Signature of Reporting Person           Date